Exhibit 10.6

Execution Version

CHS EUROPE SA Avenue des Morgines 12 1213 Petit-Lancy, Switzerland

For the attention of the Directors

June 6, 2008
Dear Sirs,
Uncommitted Trade Finance Facility Letter
We have pleasure in confirming the offer of Société Générale (“SG”) to make an uncommitted trade finance facility available to CHS EUROPE SA (the “Customer”) on the terms and conditions set out below (the “Facility”).
1. Facility
(i) Each of SG and the Customer agrees that (a) this Facility Letter, (b) the Standard Terms enclosed herewith (as amended and supplemented as provided in Schedule 3 or otherwise from time to time), (c) the security agreements as listed in Schedule 1 or as provided for under the terms of any particular transaction and (d) the terms of any particular transaction (each a “Transaction”) shall form a single agreement between SG and the Customer (hereinafter together called the “Facility Documents”) and the parties would not otherwise enter into any Transaction. In the event of any inconsistency between the terms of the Facility Letter and the Standard Terms, the terms of the Facility Letter shall prevail. In the event of any inconsistency between the terms of any Transaction and either of the Facility Letter and the Standard Terms, the terms of such Transaction shall prevail. Each of the Customer and SG intend that any transactions between them in relation to trade finance whether or not referring to this Facility Letter shall be subject to the Facility Documents and be part of the Facility unless specifically stated otherwise.
(ii) The Customer acknowledges that the Facility is an uncommitted revolving commodities trade finance facility on the terms of the Facility Documents and that SG shall have no obligation to provide or to continue to provide all or any of the facilities included hereunder.

(iii) In the event that the Customer wishes to enter into a particular transaction with SG, the Customer shall contact SG for the purposes of agreeing the terms relating to such particular transaction. If agreed, the terms of any Transaction shall be confirmed in writing by exchange of fax, telex or tested telex, email or letter each of which such documents shall constitute Facility Documents as described in (i) above.
(iv) The Customer acknowledges that it is a condition precedent (among others) to the availability of the Facility that CHS Inc. (USA) (the “Ultimate Parent”) issues an independent first demand guarantee governed by US law to the benefit of SG to guarantee the obligations of the Customer under the Facility for an amount up to USD 12,000,000 (the “Ultimate Parent Guarantee”).
2. Purpose
The Facility will be used by the Customer to finance its general commodities trading activity.
3. Availability
Without prejudice to any of the terms of this Facility Letter or any of the Facility Documents, this Facility shall be available upon satisfaction of the conditions precedent listed in Schedule 1.
4. Facility Amount
(i) The amount of the Facility shall be in a maximum total aggregate amount of up to USD 60 000 000 (Sixty Million United States dollars) subject to the following sub-limits:
(1) sub-limit of USD 60,000,000 for issuing documentary letters of credit and/or documentary stand-by letters of credit with a maximum duration of 60 days inclusive of deferred payment terms, if any;
(2) sub-limit of USD 60,000,000 for advances or overdrafts for the financing of the documentary letters of credit and/or documentary stand-by letters of credit issued under paragraph 4(i) (1) when such letters of credit are drawn and for a maximum duration of 60 days; presentation of full set of Bill of lading (3/3) at SG counters and issued at SG order or blank endorsed, for presentation by SG to the end-buyers bank for payment.
(3) sub-limit of USD 60,000,000 for documentary collections for a maximum duration of 60 days; presentation of full set of Bill of lading (3/3) at SG counters and issued at SG order or blank endorsed, for presentation by SG to the end-buyers bank for payment.
(4) sublimit of USD 60,000,000 for the discount of receivables for a maximum duration of 90 days on acceptable counterparties and/or acceptable financial instruments

(documentary letters of credit and/or documentary stand-by letters of credit and/or Bank guarantee).
The commitment rate for utilizations under these paragraphs 4(i) (1) to (4) shall not exceed 100 % of the Cost Insurance Freight (CIF) Incoterm value of the relevant documents.
(5) sublimit of USD 20,000,000 for Inventory financing
(a) Preshipment Inventory financing in Russia and/or Ukraine to be used for advances and overdrafts and for a maximum duration of 180 days on the basis of acceptable documents (FCR, warrant, warehouse receipt) issued by acceptable warehouses, and provided that and without limitation, the Customer (i) pledges the goods to SG, (ii) delegated their commercial insurance to SG and/or political insurance (if any) and (iii) assigns to SG its rights to receive proceeds under certain sale contracts and/or invoices, when issued.
The commitment rate for utilizations under this paragraph shall not exceed 85 % of the purchase price invoice value (+ the eventual cost of transportation of the goods from inland silo to port silo).
(b) Presold Inventory financing at destination (EMEA region) to be used for advances and overdrafts and for a maximum duration of 180 days on the basis of acceptable documents (FCR, warrant, warehouse receipt) issued by acceptable warehouses, and provided that and without limitation, the Customer (i) pledges the goods to SG, and (ii) delegates their commercial insurance to SG and/or political insurance (if any).
The commitment rate for utilizations under this paragraph shall not exceed 100 % of the sale price invoice value.
(6) sublimit of USD 10,000,000 for initial and margin call financing related to lots hedged on Futures under a tripartite Security Agreement over Hedging Account with Newedge or acceptable broker with a segregated Bank Account Assignment to SG and for a maximum duration of 210 days. The Futures lots shall be related to physical goods financed by SG (inventory, BL).
The commitment rate for utilizations under this paragraph shall not exceed 100 % of the nominal amount request provided by the broker.

(7) unsecured sublimit of USD 5,000,000 for financing of working capital needs, VAT receivables, railway bills and for issuance of guarantees, issuance of bid and performance bonds for a maximum duration of 180 days.
(ii) Any annual or other adjustment to the terms of the Facility which may be agreed from time to time between the Customer and SG shall be recorded in a written amendment to this Facility Letter.
5. Interest, Fees and Expenses
Interest, fees and expenses in relation to the Facility will be charged as more particularly set out in Schedule 2.
6. Termination
Without prejudice to the terms of Clause 1(ii), the Customer accepts that SG may in its sole and absolute discretion upon 45 calendar days prior notice in writing inform the Customer that the Facility shall no longer be available and the Customer agrees that such notice period shall be a reasonable time for it to obtain alternative similar financing from other sources. Notwithstanding that SG notifies the Customer that the Facility is no longer available hereunder, any outstanding amounts shall continue to be governed by and subject to the terms of the Facility Documents.
7. Notices
Any notice or communication between the parties hereto in connection with this Agreement shall be made to the addresses given in Schedule 4(a).
8. Governing Law and Jurisdiction
(i) This Facility Letter shall be governed by and construed in accordance with English law.
(ii) Each of the Customer and SG submits to the jurisdiction of the High Court of England. Each of the Customer and SG irrevocably appoints to act as its agent for service of process the entity stated in Schedule 4(b).
9. Validity of this Proposal
The offer made by SG under the terms of this Facility Letter may be accepted by you within 15 days from the date hereof. Should you wish to accept this offer please sign and return a copy this letter.

Yours faithfully,

By :
Duly authorized officer
for and on behalf of SOCIETE GENERALE

The Customer hereby acknowledges receipt of the Standard Terms and agrees and accepts such terms as supplemented or varied by the terms of this Facility Letter

By :	Date:
Duly authorized officer
for and on behalf of CHS EUROPE SA

Schedule 1
Conditions Precedent
To the extent not already provided to SG in form and content satisfactory to SG:
(i) certificate of incorporation of the Customer together with evidence of the registered address of the Customer;
(ii) certified copy of the Memorandum and Articles or By-laws of the Customer;
(iii) copy of the latest annual report or audited financial statements of the Customer;
(iv) list of the Directors of the Customer;
(v) certified copy of the board resolution of the Customer approving the terms and conditions of the Facility Documents and authorizing a named person to execute and deliver the Facility Documents for and on behalf of the Customer;
(vi) certified copy of the board resolution of the Ultimate Parent approving the terms and conditions of the Ultimate Parent Guarantee and authorizing a named person to execute and deliver the Ultimate Parent Guarantee for and on behalf of the Ultimate Parent;
(vii) a certificate of the Customer (signed by a director) confirming that any form of borrowing under the Facility would not cause any borrowing or similar limit binding on the Customer to be exceeded;
(viii) a certificate of the Ultimate Parent (signed by the Executive Vice President and Chief Finance Officer) confirming that guaranteeing the Facility would not cause any guaranteeing or similar limit binding on the Ultimate Parent to be exceeded;
(ix) a duly executed copy of the Facility Letter;
(x) duly executed copies of the following security agreements
(a)	Security Deed;

(b)	Ultimate Parent Guarantee;

(c)	Pledge on goods in Russia (if any) and related legal opinion;

(d)	Pledge on goods in Ukraine (if any) and related legal opinion;

(e)	Tripartite Security Agreement over Hedging Account (if any);

(f)	Bank Account Assignment related to Tripartite Hedging Agreement (if any);

(g)	Insurance certificate evidencing that SG has been named loss payee under all relevant Insurance Policies (commercial and political) and evidencing the maturity of the insurance cover.

each of which together with any security agreement which may be entered into from time to time in relation to a Transaction referred to as a “Security Agreement”;
(xi) evidence of appointment of an agent of service of process;
(xii) a legal opinion issued by an external legal counsel in the Switzerland as to the capacity of the Customer to enter into and perform the Facility Documents together with confirmation of the legality, validity and enforceability of the obligations of the Customer hereunder and thereunder; and
(xiii) a legal opinion issued by an external legal counsel in the USA as to the capacity of the Ultimate Parent to enter into and perform the Ultimate Parent Guarantee together with confirmation of the legality, validity and enforceability of the obligations of the Ultimate Parent thereunder.

Schedule 2
Interest Fees and Expenses
(a) Interest will be payable with respect to each advance or overdraft made pursuant to the Facility as follows:
(i) with respect to each advance, the rate determined by SG to be LIBOR for the term of the advance plus :
•	1.05% per annum under the secured sub-limits.

•	0.80% per annum under the unsecured sub-limit of USD 5,000,000.
Such interest will be payable on the due date for repayment of the advance; and
(ii) with respect to overdraft,
•	1.05% per annum above SG’ base lending rate under the secured sub-limits.

•	0.80% per annum above SG’ base lending rate under the unsecured sub-limit of USD 5,000,000.
Such interest will be payable monthly in arrears.
(b) Unless otherwise stated, fees will be charged for Letters of Credit, Standby Letters of Credit and Letters of Indemnity, Inventories as follows:
(i) with respect to each letter of credit, 1 per mille flat per quarter of the face value of each letter of credit, with a minimum charge of USD 500, payable upon opening of each letter of credit;
(ii) with respect to each documentary standby letter of credit, 1 per mille flat per quarter of the face value of each L/C, with a minimum charge of USD 500, payable upon opening of each standby letter of credit;
(iii) with respect to import letter of credit documentary collections, USD 600 per each remittance;
(iv) with respect to export letter of credit documentary collections or cash against documents documentary collections, USD 600 per each remittance;
(v) with respect to inventory financing, USD 500 payable per each lot remittance of warehouse receipt documents;

(vii) with respect to transfer of funds abroad, USD 150 per each transfer, plus whatever other specific charges may be agreed on a case by case basis; and
(viii) with respect to amendments of any of the above, fees and out of pocket expenses (i.e. telex, courier costs) shall be charged in accordance with the standard tariffs of SG, as amended from time to time.
(c) A Facility Set Up fee of 15 000 USD will be paid flat on the closing date of the Facility Letter.

Schedule 3
Amendments to Standard Terms
(1) The following amendments shall be made to the Standard Terms:
     Sub-clause 2 (vii) (Letters of Credit) shall be replaced by the following wording:
(vii) Without prejudice to any other right which SG may have under any other Facility Document, (a) until the Customer makes due payment to SG of all moneys due and payable to SG from the Customer in respect of any Letter of Credit or any Facility Document all documents received by SG or its agents under any Letter of Credit and the goods represented thereby shall be held by SG as security or (b) following an Event of Default by the Customer under any Letter of Credit or any Facility Document, the Customer hereby irrevocably authorises SG to give all such orders as to shipment destination and delivery of any such goods as the Customer could give and to make any direct arrangement with the sellers or shippers or carriers as SG may, at its discretion think fit, including the variation or discharge of any contract, without any liability on the part of SG for any loss arising out of any such order or arrangement as aforesaid.
     Sub-clause 3(b) (Letters of Indemnity) shall be replaced by the following wording:
(b) the Customer will use its best endeavours to obtain each bill of lading or other document relating to the goods concerned with all necessary endorsements, to produce the same to each relevant shipping company or forwarding agent concerned or to SG as may be necessary, and to procure the prompt release and discharge of SG from the relevant letter of indemnity, guarantee or agreement and the return of such document to SG duly cancelled. The Customer further authorises SG to endorse in the name of the Customer any relevant bill of lading or other document, so that the same may be delivered directly by SG to the relevant shipping company or forwarding agent.
     Sub-clause 4(ii) (a) (Advances and Overdrafts) shall be replaced by the following wording:
(a) any request for a short term advance must be received by SG not later than 11:00 am (Paris time) one Paris business days prior to the date of the requested advance and shall specify (1) the date on which the requested short term advance is to be made, (2) the amount and currency of the short term advance, (3) the term of the short term advance and (4) the account number to be credited;
Sub-clause 5(iv) (h) (Collections, Acceptances and Discount of Promissory Note and Bills of Exchange) shall be replaced by the following wording:
(h) without prejudice to the generality of the powers and discretions of SG, when handling all or any of the above transactions, the Customer hereby authorises SG or any of its managers or agents, at its or their absolute discretion, to take any actions including but not limited to the following: (a) until the Customer makes due payment to SG of all moneys due and payable to

SG from the Customer in relation to any of the above transactions, (1) to convert into United States dollars by telegraphic remittance or otherwise at its discretion any moneys received by SG under of by virtue of such document and debit the account of the Customer with all costs, charges and losses on exchange thereby incurred and (2) accept or pay for the account of the Customer any draft drawn under any credit facility afforded by SG to the Customer; and (b) following an Event of Default by the Customer in relation to or under any of the above transactions, (1) to take conditional acceptance of any bill (including acceptance for honour) or extend the due date for payment thereof upon such conditions as SG or any of its mangers or agents think fit (2) to accept payment from any drawee or acceptor before maturity under rebate or discount (3) to accept partial payment before maturity and deliver a proportionate part of the relevant goods to any drawee or acceptor of the relevant bill or any consignee of such goods;
     The following sub-clauses (h), (i) and (j) shall be added to Clause 8 (Representations and Warranties):
(h) it has complied in all material respects with all tax laws in all jurisdictions in which it is subject to tax and has paid all taxes due and payable by it and no claims are being asserted against it in respect of taxes except in relation to tax liabilities arising in the ordinary course of its trading activities or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to SG;
(i) the execution by it of the Facility Documents and the exercise of its rights and the performance of its obligations under the Facility Documents will not result in the creation of, or any obligation to create, any Security Interest over or in respect of any of its assets other than in favour of SG and no Security Interest exists or will come into existence over any part of the assets of the Customer that are subject to a Security Interest created or purported to be created under any Facility Document; and
(j) it has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security Interest over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets, nor, to its best knowledge and belief, have any of the foregoing events occurred which might have an adverse effect on the Facility Documents.
     Sub-clause 9 (d) (Undertakings) shall be replaced by the following wording:
(d) the Customer undertakes to sign, execute and deliver any transfer, deed or other document which SG may reasonably require the Customer or any other person to sign, execute and deliver for giving full effect to the terms of any Facility Document or any other relevant document or for taking or evidencing security over goods, documents or other property or for perfecting the title of SG to goods, documents or other property or for vesting the same in any purchaser or purchasers from SG or otherwise;

     Sub-clause 10 (i) (e) (Events of Default) shall be replaced by the following wording:
(e) the Customer (1) is dissolved; (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consents to, approval of, or acquiescence in, any of the foregoing acts; or (10) is or may be prevented by the declaration of a moratorium, standstill, waiver, deferral or rescheduling from making any present or future payments due under any Facility Document or any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any material part of the assets of the Customer;
     Sub-clause 11 (i) (Undertakings) shall be replaced by the following wording:
(i) In addition to any right of set-off or general lien or other right to which SG may be entitled by law, SG may at any time at its discretion with 24 hours notice to the Customer debit any account of the Customer or combine or consolidate all or any of the accounts which the Customer may have with SG with any moneys or liabilities (including contingent liabilities) outstanding or owing or unpaid to SG by the Customer and set-off any sums standing from time to time to the credit of any account of the Customer with SG in or towards payment of the liabilities of the Customer to SG under any Facility Documents. SG is hereby authorised to purchase with the moneys standing to the credit of any account such other currencies as may be necessary to effect such application or set-off.
     Sub-clauses (i), (ii) and (iv) of Clause 15 (Miscellaneous) shall be replaced by the following wording:

(i) SG may at any time assign any of its rights or transfer by novation all or a portion of its rights and obligations under any of the Facility Documents to one or more banks or financial institutions and SG shall inform the Customer in writing following such assignment or novation. The Customer shall not assign or delegate any of its rights or obligations hereunder without the prior written consent of SG and any attempted assignment by the Customer without such consent shall be null and void.
(ii) The Customer hereby irrevocably and unconditionally appoints SG (with full power of delegation) in the name and on behalf of the Customer to execute, seal and deliver and otherwise perfect and do any deed, agreement, instrument, act or thing which the Customer ought reasonably to execute and do under the provisions of any of the Facility Documents or which may be reasonably required or deemed proper by SG for any purpose in respect of the perfection or realisation of any Security Interest.
(iv) Any settlements or discharge between SG and the Customer shall be conditional upon no security or payment to SG by the Customer or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force and SG shall be entitled to recover from the Customer the amount of any such payment as if such settlement or discharge had not occurred.
(2) The Standard Terms shall be amended only as set out above and otherwise shall remain in full force and effect.

Schedule 4(a)
Notices
To the Customer:
CHS EUROPE SA
Avenue des Morgines 12
1213 Petit-Lancy
Switzerland
To SG:
Société Générale,
Tour Société Générale,
17 cours Valmy,
92987 Paris La Défense 7 Cedex,
France
Attention: CTY/FIN/COR
Schedule 4(b)
Agent for Service of Process
The Customer appoints
[The Law Debenture Corporate Services Limited at Fifth Floor 100 Wood Street London EC2V 7EX in the United Kingdom]
SG appoints
SOCIETE GENERALE
SG House
41 Tower Hill
London EC3N 4SG
Attention: Head of Legal

Execution Version
STANDARD TERMS FOR UNCOMMITTED TRADE FINANCE FACILITY
1. General
(i) In consideration of SOCIETE GENERALE (“SG”) acting through its Paris or London offices from time to time issuing or confirming letters of credits, standby letters of credit, letters of indemnity, making available short term advances and overdraft facilities, issuing guarantees, bid and performance bonds, discounting promissory notes, bills of exchange and other receivables or otherwise making available to CHS EUROPE SA (the “Customer”) banking facilities of whatever nature (the “Facility”) as more particularly described in the facility letter from SG to the Customer (the “Facility Letter”), the Customer hereby agrees that these terms and conditions for trade finance facilities (the “Standard Terms”) shall apply to the Facility unless otherwise specifically agreed in writing between the Customer and SG.
(ii) In the event that the Customer wishes to enter into a particular transaction with SG pursuant to the Facility, the Customer shall contact SG for the purposes of agreeing the terms relating to such particular transaction. If agreed, the terms of such transaction shall be confirmed in writing by exchange of fax, telex or tested telex, email or letter. Each of the Facility Letter and these Standard Terms together with any security or other agreement or instruments relating to the Facility and fax, telex or tested telex, email or letter confirming the terms of any particular transaction shall be hereinafter called the “Facility Documents”).
(iii) Notwithstanding anything appearing in the Facility Documents or any course of dealing between the Customer and SG, the Customer accepts that the Facility is uncommitted and that SG shall have no obligation to provide or to continue to provide all or any of the facilities included hereunder.
(iv) The Facility Documents shall be read and construed as one and the same agreement.
2. Letters of Credit
(i) The Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (ICC Publication UCP N°500)(as amended from time to time) shall apply to letters of credit opened by SG (each a “Letter of Credit”).
(ii) Letters of Credit may be opened by SG at the written request of the Customer.
(iii) The Customer authorises SG to accept and pay for its account all drafts drawn under and tendered or negotiated pursuant to any Letter of Credit.
(iv) The Customer authorises SG in respect of all payments made by SG under any Letter of Credit (including any red clause Letter of Credit) to forthwith debit any such amount paid to the account of the Customer with SG. Unless otherwise provided in the Facility

Letter or specifically agreed, the Customer undertakes to ensure that it shall maintain a credit balance on its account sufficient to cover any payment due under any Letter of Credit as and when such amounts may be due. In the event that SG receives any amount in relation to the transaction underlying the Letter of Credit whether through assignment of any contract, assignment of any letter of credit or otherwise prior to the date of payment by SG under such Letter of Credit, unless otherwise specifically agreed, the Customer hereby instructs SG to transfer such amount pending such payment to an account opened by SG in its own name and identified as “Compte de Gage-Espèces référence CHS EUROPE SA”.
(v) If SG opens a Letter of Credit through a confirming correspondent, the Customer will indemnify SG against all liabilities to such correspondent under or in respect of such Letter of Credit.
(vi) The Customer agrees that any action taken by SG or by any of its correspondents or agents under or in connection with any Letter of Credit or the relevant drafts, instruments or demands, documents or goods, or in action or omission thereof, if taken in good faith, shall be binding on the Customer and shall not put SG or its correspondents or agents under any resulting liability to the Customer.
(vii) Without prejudice to any other right which SG may have under any other Facility Document, (a) until the Customer makes due payment to SG of all moneys due and payable to SG from the Customer in respect of any Letter of Credit or any Facility Document all documents received by SG or its agents under any Letter of Credit and the goods represented thereby shall be held by SG as security or (b) following an Event of Default by the Customer under any Letter of Credit or any Facility Document, the Customer hereby irrevocably authorises SG to give all such orders as to shipment destination and delivery of any such goods as the Customer could give and to make any direct arrangement with the sellers or shippers or carriers as SG may, at its discretion think fit, including the variation or discharge of any contract, without any liability on the part of SG for any loss arising out of any such order or arrangement as aforesaid.
3. Letters of Indemnity
The Customer may request SG to countersign letters of indemnity or guarantees or otherwise enter into agreements with shipping companies or forwarding agents in order to enable the Customer to obtain delivery of goods without production of a relevant bill of lading or other document or to cover any discrepancy. The Customer agrees in respect of each such letter of indemnity or guarantee or agreement countersigned or given by SG that:
(a) the Customer will at all times indemnify SG against any liability arising directly or indirectly from any such letter of indemnity, guarantee or agreement and against all liabilities, claims, costs and expenses whatsoever to which SG may become exposed in respect thereof;

(b) the Customer will use its best endeavours to obtain each bill of lading or other document relating to the goods concerned with all necessary endorsements, to produce the same to each relevant shipping company or forwarding agent concerned or to SG as may be necessary, and to procure the prompt release and discharge of SG from the relevant letter of indemnity, guarantee or agreement and the return of such document to SG duly cancelled. The Customer further authorises SG to endorse in the name of the Customer any relevant bill of lading or other document, so that the same may be delivered directly by SG to the relevant shipping company or forwarding agent; and
(c) until release and discharge of SG from the relevant indemnity, guarantee or agreement and the due honour and discharge by the Customer of all drafts relevant to the goods concerned, the bills of lading or other documents of title shall, on their receipt by the Customer if made out to the Customer or to the Customer’s order, be endorsed to SG or as SG may direct and to no other person, firm, bank or corporation, and in any event the said goods and the proceeds of sale thereof shall be held by the Customer as agent for and on behalf of SG.
4. Advances and Overdrafts
(i) Upon request from the Customer, SG may (in its absolute discretion and upon such particular conditions as it may require) agree to make cash advances or provide overdraft facilities to the Customer for its general corporate purposes. Such advances may be made (a) for short term financing requirements (b) in respect of collections, acceptances or cash against documents (c) for freight or shipping costs (d) for stock financing (e) for initial or variation margin or (f) on a general overdraft basis.
(ii) In respect of short term advances:
(a) any request for a short term advance must be received by SG not later than 11:00 am (Paris time) one Paris business days prior to the date of the requested advance and shall specify (1) the date on which the requested short term advance is to be made, (2) the amount and currency of the short term advance, (3) the term of the short term advance and (4) the account number to be credited;
(b) without prejudice to the uncommitted nature of the Facility, SG shall only consider funding short term advances if (1) the sum of all outstanding short term advances and other outstandings do not exceed the relevant Facility Limit and (2) the representations and warranties under Clause 8 are true and accurate;
(c) the Customer acknowledges that any request for an advance is irrevocable; and
(d) SG shall be entitled to assume without enquiry (1) the genuineness of any request for a short term advance purporting to be signed by an authorised signatory of the Customer and (2) that the authority of each authorised signatory has not been revoked or curtailed in any way unless and until SG shall have received ten days written notice of such revocation or curtailment.
5. Collections, Acceptances and Discount of Promissory Notes and Bills of Exchange
(i) Save as otherwise agreed, all collections which SG makes on behalf of the Customer of any documents or drafts in connection therewith shall be subject to the Uniform Rules for Collection, 1995 Revision, International Chamber of Commerce Publication No. URC 522 (or any modification, amendment or replacement thereof for the time being in force).
(ii) The Customer agrees that in handling any collection SG shall not be under any responsibility beyond its obligation to act in good faith and to exercise reasonable care in accordance with the relevant collection instruction from the Customer.
(iii) The Customer agrees that whether SG is acting as collecting bank, remitting bank or presenting bank, SG shall (unless otherwise specifically agreed and subject only to Clause 5(ii)) retain full recourse against the Customer in respect of any amount advanced against documents (which amount shall be an advance as described in Clause 4(i)(b)).
(iv) Without prejudice to any of other rights, powers and remedies of SG, whether conferred on SG hereunder or otherwise, the Customer hereby agrees that (inter alia) the following conditions shall apply to all transactions whereby SG has purchased or may hereafter from time to time purchase or negotiate any bill of exchange or promissory note (each hereinafter called a “bill”) drawn or endorsed by the Customer accompanied by shipping or other documents:
(a) if SG or its agent deems it inadvisable to deliver up any shipping or other document upon acceptance of any bill, SG is hereby authorised to deliver it only upon payment, notwithstanding that such procedure may be contrary to any previous instructions of the Customer;
(b) unless SG has accepted the express instructions of the Customer to the contrary, SG shall have the right at all times on the request of any drawee to delay presentation of any bill for acceptance or for payment, and such delay shall not affect the liability of the Customer to SG in respect of such bill;
(c) if any bill payable in a foreign country is paid by the drawee or acceptor in the local currency of such country or if currency regulations in such country prohibit or restrict the transmission of funds from such country, then the Customer will pay to SG in Paris or London as appropriate the amount of such bill in the currency in which it is drawn, together with any charges and expenses that SG may have incurred;
(d) the holding by SG of any security additional or collateral to any bill shall not prejudice its rights on such bill in case of dishonour and any recourse or proceedings taken by SG thereon or the giving of time by SG or the making of any arrangements with or accepting any composition from any party to such bill shall not affect the title of SG to any such security or the liability of the Customer under such bill or under these Standard Terms;
(e) if any bill is dishonoured by non-acceptance or non-payment, then SG is hereby authorised to dispose of the goods to which such bill relates at its discretion and at the sole risk and expense of the Customer, without being under any responsibility in respect of such disposal, provided only that, if required by the instructions accompanying the bill, before making such disposal SG shall notify the Customer or its agent. SG is free at its discretion to protest any bill, which is dishonoured, and to take any other step it may think necessary to protect its interest therein;
(f) the acceptance by SG of any shipping document relevant to any bill shall be without prejudice to the liability of the Customer on such bill if it is dishonoured for any reason whatsoever and the proceeds of the goods are insufficient to cover the amount thereof plus interest, expenses and commission;
(g) notwithstanding that SG may have debited the Customer with the amount of any bill, the Customer hereby authorises SG in its absolute discretion, at any time when the Customer is actually or contingently liable to SG on any account or in respect of any transaction whatsoever, to commence and continue any proceedings and to take any steps for the recovery from the acceptors or endorsers of any such bill of any amount due in respect thereof; and
(h) without prejudice to the generality of the powers and discretions of SG, when handling all or any of the above transactions, the Customer hereby authorises SG or any of its managers or agents, at its or their absolute discretion, to take any actions including but not limited to the following: (a) until the Customer makes due payment to SG of all moneys due and payable to SG from the Customer in relation to any of the above transactions, (1) to convert into United States dollars by telegraphic remittance or otherwise at its discretion any moneys received by SG under of by virtue of such document and debit the account of the Customer with all costs, charges and losses on exchange thereby incurred and (2) accept or pay for the account of the Customer any draft drawn under any credit facility afforded by SG to the Customer; and (b) following an Event of Default by the Customer in relation to or under any of the above transactions, (1) to take conditional acceptance of any bill (including acceptance for honour) or extend the due date for payment thereof upon such conditions as SG or any of its mangers or agents think fit (2) to accept payment from any drawee or acceptor before maturity under rebate or discount (3) to accept partial payment before maturity and deliver a proportionate part of the relevant goods to any drawee or acceptor of the relevant bill or any consignee of such goods;

(v) For the avoidance of doubt and without prejudice to any other rights which SG may have under any of the Facility Documents, the Customer confirms that, in the event that any advance or overdraft facilities are made available to the Customer in relation to any collection, acceptance or discount of promissory note or bill of exchange, SG is irrevocably authorised to apply any monies received from any third party pursuant to such collection, acceptance or discount directly to the discharge of such advance or overdraft.
6. Repayment
The Customer shall pay to SG on demand or on their respective due dates all moneys and liabilities whatsoever which now are or at any time hereafter may be due, owing or payable, in any currency, to SG by the Customer, actually or contingently, jointly or severally with another or others, as principal or surety, on any account, with reference to any bill, note or other security, in connection with any advance, loan, credit, facility, guarantee or indemnity made or issued to or at the request of the Customer, or in any other manner whatsoever, including commission, discount and all banking, legal and other fees, costs, charges and expenses whatsoever (on a full indemnity basis), and also interest on the foregoing, and including, without prejudice to the generality of the above, all amounts whatsoever which the Facility Letter provides are to be paid by the Customer to SG.
7. Interest
(i) Interest on all amounts payable by the Customer to SG shall be payable at the rate stated in the Facility Letter or at such rate as may otherwise from time to time be agreed. If there has been no agreement on a rate, such rate shall be a rate determined by SG as its cost of funding plus such margin for the Customer as has been applied for similar previous transactions. Interest shall accrue from day to day and shall be calculated on such basis and be payable at such times as SG may determine in accordance with its usual practice.
(ii) If the Customer fails to pay any sum when due, such overdue amount shall bear interest from the due date of payment until the actual date of payment at a rate per annum equal to the rate applicable to overdrafts specified in the Facility Letter plus 2% (two percent). Such interest shall be compounded monthly and calculated for the actual number of days elapsed on the basis of a 360-day year.
8. Representations and Warranties
     (i) The Customer hereby represents and warrants as of the date that any request is made to SG under the Facility Letter that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the place of its incorporation and the documents which contain or establish its constitution contain provisions which authorise the Customer to enter into the Facility Documents and to perform the transactions contemplated thereunder, and all necessary corporate or other action has been taken by the Customer to so authorise such acts;
(b) the obligations of the Customer under the Facility Documents constitute the legal, valid, binding and enforceable obligations of the Customer;
(c) the entry into the Facility Documents and the performance by the Customer of the terms thereof do not and will not constitute a breach of any law, decree, enactment instrument or contract binding on the Customer or any of its assets and will not result in the creation or imposition of any charge or encumbrance over any such assets;
(d) no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligations of the Customer or the rights and interests of SG under any of the Facility Documents and the Customer has complied with all necessary exchange control regulations and will promptly procure, or cause to be procured, any necessary import or export licence or other permit;
(e) no Event of Default has occurred or is continuing and the Customer is not in default under any instrument or contract binding on it or any of its assets which might have a material adverse effect on the business, assets or financial condition of the Customer or its ability to perform its obligations under any of the Facility Documents;
(f) there are no proceedings or claims pending or threatened before any court or tribunal or other authority which in any case might have a material adverse effect on the business, assets or condition of the Customer or its ability to perform its obligations under any of the Facility Documents;
(g) the audited financial statements of the Customer which have been submitted to SG for the purposes of enabling SG to assess the creditworthiness of the Customer have been prepared on the basis of generally accepted accounting principles consistently applied, are complete, true and fair and accurately disclose all liabilities (actual and contingent) of the Customer and the Customer has disclosed to SG all information relating to itself and all other relevant parties which the Customer knows and which is material to be known to SG in the context of the transactions herein contemplated;
(h) it has complied in all material respects with all tax laws in all jurisdictions in which it is subject to tax and has paid all taxes due and payable by it and no claims are being asserted against it in respect of taxes except in relation to tax liabilities arising in the ordinary course of its trading activities or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to SG;
(i) the execution by it of the Facility Documents and the exercise of its rights and the performance of its obligations under the Facility Documents will not result in the creation of, or any obligation to create, any Security Interest over or in respect of any of its assets other than in favour of SG and no Security Interest exists or will come into existence over any part of the assets of the Customer that are subject to a Security Interest created or purported to be created under any Facility Document; and
(j) it has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security Interest over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets, nor, to its best knowledge and belief, have any of the foregoing events occurred which might have an adverse effect on the Facility Documents.
9. Undertakings
The Customer undertakes that until all its liabilities to SG under the Facility Documents have been fully discharged:
(a) the liabilities of the Customer under the Facility Documents will rank at least pari passu in point of priority and security with all other unsecured unsubordinated liabilities of the Customer except (i) liabilities which are subject to liens or rights of set-off arising in the normal course of trading and the aggregate amount of which is not material or (ii) liabilities which are preferred solely by the laws of country of incorporation of the Customer and not by reason of any security interest (being any mortgage, charge, pledge, lien, right of set-off, assignment, hypothecation, security right, fiduciary assignment, fiduciary transfer or other security interest or encumbrance whatsoever howsoever created or arising, hereinafter a “Security Interest”) granted by the Customer unless otherwise specifically agreed by SG. Furthermore, the Customer undertakes that in the event it should offer any Security Interest to any other bank or financial institution for banking facilities substantially the same or similar to the Facility, it undertakes to provide the same or substantially similar security in favour of SG;
(b) the Customer will send to SG as soon as they become available, but in any event within six (6) months of the end of the relevant year or half-year financial periods, a copy of the unaudited (if appropriate) and audited financial statements of the Customer which financial statements shall (i) contain an income statement, cash flow statement and a balance sheet, (ii) accurately disclose all its liabilities (actual and contingent), (iii) be prepared on a basis consistently applied, (iv) be audited and certified without qualification by a firm of international accountants acceptable to SG and (v) give a true and fair view of its financial condition;

(c) the Customer shall furnish particulars of any matters concerned with or arising out of the business, finances, operation and management of the Customer to such extent and in such form and detail as SG may from time to time reasonably require;
(d) the Customer undertakes to sign, execute and deliver any transfer, deed or other document which SG may reasonably require the Customer or any other person to sign, execute and deliver for giving full effect to the terms of any Facility Document or any other relevant document or for taking or evidencing security over goods, documents or other property or for perfecting the title of SG to goods, documents or other property or for vesting the same in any purchaser or purchasers from SG or otherwise;
(e) the Customer shall carry on and conduct its business in a proper and efficient manner and shall maintain in full force and effect all relevant approvals, permissions and authorisations and will promptly obtain any further approval, permission and authorisation which it may become necessary to obtain from any governmental or administrative authority or organisation to enable the Customer to perform any of the transactions contemplated in, or comply with any of the provisions of, the Facility Documents;
(f) the Customer agrees to keep all goods which are the object of the Facility provided by SG adequately covered by insurance satisfactory to SG, with companies satisfactory to SG and at the request of SG either to assign the policies or certificates of insurance to SG or to make SG the loss payee under such policy and to furnish SG upon request with evidence of acceptance by the insurers of such assignment together with proof of payment of all premiums; and
(g) the Customer shall notify SG forthwith if it becomes aware of the occurrence of an Event of Default under Clause 10 or any event which, with the giving of notice or the lapse of time or the relevant determination would constitute such an event and provide SG with full details of any steps which the Customer is taking, or is considering taking, in order to remedy or mitigate the effect of such event or otherwise in connection with it.
10. Events of Default
(i) Each of the events and circumstances set out below is an Event of Default:
(a) the Customer fails to pay any sum payable by it to SG at the time and in the manner stipulated in any Facility Document;
(b) other than a failure to pay under Clause 10(i)(a), the Customer commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any Facility Document and, in respect of any such breach or omission which in the opinion of SG is capable of remedy, such action as SG may require shall not have been taken within 10 days of SG notifying the Customer of such default and of such required action;
(c) any representation or warranty made by the Customer to SG in any Facility Document is or proves to have been incorrect or misleading when made or would be incorrect or misleading if repeated at any time by reference to the facts and circumstances existing at such time;
(d) the Customer transfers or disposes of a substantial part of its assets or properties or changes the nature or scope of its business, or suspends a substantial part of the present business operations it now conducts directly or indirectly, or any governmental authority expropriates all or part of its assets or properties and the result of any of the foregoing is, in the opinion of SG, materially and adversely to affect the financial condition of the Customer or its ability to perform its obligations under any Facility Document;
(e) the Customer (1) is dissolved; (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consents to, approval of, or acquiescence in, any of the foregoing acts; or (10) is or may be prevented by the declaration of a moratorium, standstill, waiver, deferral or rescheduling from making any present or future payments due under any Facility Document or any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any material part of the assets of the Customer;
(f) any consent, licence, authorisation or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required in connection with execution, delivery, performance, validity or enforceability of any Facility Document is modified in a manner unacceptable to SG, or is not granted or is revoked or expires and is not renewed or otherwise ceases to be in full force and effect; or
(g) there occurs, in the opinion of SG, a material adverse change in the financial condition of the Customer or any other event occurs or circumstances arises which, in the opinion of SG, is likely materially and adversely to affect the ability of the Customer to perform all or any of its obligations under any of the Facility Documents.
(ii) At any time after an Event of Default occurs SG shall be entitled:
(a) to demand immediate repayment of all outstanding amounts whereupon the same shall become immediately due and payable;
(b) to suspend, vary or terminate the Facility Letter or cancel any commitment of SG under the Facility Letter or any other agreement between SG and the Customer; and
(c) to require the Customer to transfer to an account opened by SG in its own name and identified as “Compte de Gage-Espèces référence CHS EUROPE SA” such amount by way of cash collateral as SG considers in its absolute discretion will be sufficient to meet the obligations of the Customer under the Facility Documents and to execute and deliver to SG such charge or other security documents as SG may request in respect of such account.
11. Combination of Accounts and Set-off
(i) In addition to any right of set-off or general lien or other right to which SG may be entitled by law, SG may at any time at its discretion with 24 hours notice to the Customer debit any account of the Customer or combine or consolidate all or any of the accounts which the Customer may have with SG with any moneys or liabilities (including contingent liabilities) outstanding or owing or unpaid to SG by the Customer and set-off any sums standing from time to time to the credit of any account of the Customer with SG in or towards payment of the liabilities of the Customer to SG under any Facility Documents. SG is hereby authorised to purchase with the moneys standing to the credit of any account such other currencies as may be necessary to effect such application or set-off.
(ii) Any moneys received by SG from the Customer in respect of any obligation of the Customer to SG under any Facility Document may be placed and kept to the credit of an account opened by SG in its own name and identified as “Compte de Gage-Espèces référence CHS EUROPE SA” for as long as SG thinks fit and the Customer hereby authorises SG to apply the same or any part thereof in or towards discharge of any money or liabilities due or incurred by the Customer to SG.

12. Indemnities
(i) If any amount due under the Facility Documents is paid to or recovered by SG in a currency other than the currency in which the amount was due and if the amount received is insufficient when converted into the relevant currency at the date of receipt to satisfy in full the amount due, then the Customer shall, on the written demand of SG, indemnify SG against any additional amount in the currency of the amount due as is sufficient to satisfy in full the amount due in the currency of such debt.
(ii) The Customer will indemnify SG against all costs, losses and expenses, if any, incurred by SG by reason of the acceleration of repayment of all or part of any advance as provided for under any of the Facility Documents including without limitation any cost incurred by SG in relation to the amount by which the interest which SG should have received for any period from the date of receipt of an advance to its maturity date had the principal amount of such advance been paid on the maturity date exceeds the amount which SG would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery of such amount and ending on the relevant maturity date.
(iii) The Customer agrees to pay to SG on demand on the basis of a full indemnity, all expenses, including legal and out-of-pocket expenses, incurred by SG in connection with any Facility Document, any approvals thereunder or variations thereof and their preservation or enforcement or attempted preservation or enforcement. The Customer shall pay all stamp and other duties and taxes, if any, to which any Facility Document and any other documents in connection therewith, may be subject or give rise.
(iv) Save only in the case of gross negligence or wilful misconduct on the part of SG, the Customer agrees to indemnify SG for and hold SG harmless from and against each and every claim, demand, action, damage, loss or liability which may arise against SG, or any correspondents or agents of SG by reason of any action taken pursuant to any Facility Document or any Letter of Credit and any documents or goods related thereto.
13. Changes in Circumstances
If at any time SG determines that it is or will become unlawful or contrary to any directive (whether or not have the effect of law) of any agency of any state for SG to allow all or part of the advances to remain outstanding, to make, fund or allow to remain outstanding all or part of any advance, to carry out all or any of its obligations under the Facility Documents or to charge or receive interest at the rate or rates applicable or which will be applicable, upon SG notifying the Customer (a) the Facility shall be cancelled and (b) the Customer shall immediately repay all advances together with accrued interest thereon and any other sum then due to SG under the Facility Documents.

14. Taxes
All payments by the Customer shall be made without set-off or counterclaim and free and clear of any deduction or withholding on account of taxes or otherwise. If any deduction or withholding is required by law to be made from any amount due from the Customer, the Customer shall pay such additional amounts as will result in receipt by SG of the full amount which it would otherwise have received had no such deduction or withholding been made.
15. Miscellaneous
(i) SG may at any time assign any of its rights or transfer by novation all or a portion of its rights and obligations under any of the Facility Documents to one or more banks or financial institutions and SG shall inform the Customer in writing following such assignment or novation. The Customer shall not assign or delegate any of its rights or obligations hereunder without the prior written consent of SG and any attempted assignment by the Customer without such consent shall be null and void.
(ii) The Customer hereby irrevocably and unconditionally appoints SG (with full power of delegation) in the name and on behalf of the Customer to execute, seal and deliver and otherwise perfect and do any deed, agreement, instrument, act or thing which the Customer ought reasonably to execute and do under the provisions of any of the Facility Documents or which may be reasonably required or deemed proper by SG for any purpose in respect of the perfection or realisation of any Security Interest.
(iii) No failure to exercise, nor any delay in exercising, by SG, any right or remedy under any Facility Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Facility Documents are cumulative and not exclusive of any rights or remedies provided by law.
(iv) Any settlements or discharge between SG and the Customer shall be conditional upon no security or payment to SG by the Customer or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force and SG shall be entitled to recover from the Customer the amount of any such payment as if such settlement or discharge had not occurred.
(v) If any provision of any of the Facility Documents becomes invalid, illegal or unenforceable in any respect under any law or in any jurisdiction, such provision shall, as to such law or jurisdiction be ineffective and the validity, legality and enforceability of the remaining provisions shall not in any way be affected, or impaired in such jurisdiction or in any other jurisdiction nor invalidate or render unenforceable such provision in any other jurisdiction.
(vi) Neither the Customer nor SG intend that any term under any of the Facility Documents should, by virtue of the Contracts (Rights of Third Parties) Act 1999, confer any rights or benefit on or be enforceable by any other person.
16. Law
These Standard Terms and each of the Facility Documents (unless expressly provided otherwise) shall be governed by and construed in accordance with the laws of England.

Execution Version
This SECURITY DEED dated June 6, 2008 is made between:
(1) CHS EUROPE SA (the “Customer”) having a place of business at Avenue des Morgines 12 1213 Petit-Lancy Switzerland; and
(2) SOCIETE GENERALE (“SG”) having its principal office at Tour Société Générale, 17 cours Valmy, 92987 Paris La Défense 7 Cedex
WHEREAS Société Générale acting through its Paris or London offices is prepared to make available to the Customer the uncommitted trade finance facilities including issuing or confirming letters of credits, standby letters of credit, letters of indemnity, making available short term advances and overdraft facilities, documentary collections and acceptances, issuing guarantees, bid and performance bonds, discounting promissory notes, bills of exchange and other receivables or otherwise making available to the Customer banking facilities of whatever nature as more particularly described in the facility letter from SG to the Customer (the “Facility Letter”) and subject to the standard terms and conditions of SG for trade finance facilities (the “Standard Terms”)(the “Facility”).
WHEREAS the availability of the Facility is subject inter alia to the grant by the Customer of the security described in this Security Deed.
1. Security
In consideration of SG making available the Facility, the Customer grants as continuing security for the payment or discharge to SG when due of all moneys, obligations and liabilities (whether actual or contingent and including interest, fees, commissions, expenses and other charges and all legal and other costs) now or at any time hereafter due, owing or incurred by the Customer to SG on any account or in any manner whatsoever pursuant to the Facility (all such moneys, obligations and liabilities being together the “Secured Liabilities”), the following security interests:
     (A) Pledge of Goods and Documents
The Customer hereby pledges to SG:
(a) all goods (including any goods described in or represented by any Pledged Documents) which are now or may at any time be or be delivered into the possession (whether actual or constructive) of SG or carried, warehoused or stored in the name of, or otherwise deposited or lodged with, SG or its agent or nominee (together the “Pledged Goods”);

(b) all bills of lading, airway bills, delivery orders, warrants, warehouse certificates, receipts, trust receipts, invoices, drafts, bills of exchange, promissory notes, insurance policies, documents of title or any other document whatsoever which are now or may hereafter be delivered into the possession (whether actual or constructive) of SG or its agent or nominee (together the “Pledged Documents”); and
(c) the proceeds of sale or realisation of the Pledged Goods or the Pledged Documents and any insurance proceeds received with respect thereto.
     (B) Assignment of Rights
The Customer hereby unconditionally and irrevocably assigns to SG by way of security all its present and future right, title and interest in and to the following (together the “Assigned Rights”):
(a) contracts (including any proceeds of sale and claims for damages or insurance arising under such contracts) entered into by the Customer with respect to any goods which have been or are to be purchased or held by the Customer with the assistance of finance provided directly or indirectly by SG under the Facility (“Financed Goods”);
(b) guarantees, letters of credit, letters of indemnity or similar obligations issued or incurred by third parties to the Customer with respect to the Financed Goods or any contract of sale or purchase relating thereto;
(c) claims the Customer may have against a carrier of any Financed Goods, whether under or pursuant to a bill of lading or otherwise;
(d) wash-out, book-out, circle settlement, netting or other similar agreement or arrangement pursuant to which the rights and obligations of the parties to two or more contracts for the sale and purchase of a particular commodity are effectively cancelled and substituted by new payment obligations calculated by reference to the sale prices agreed in such contracts;
(e) rights to receive payment in respect of any currency or commodity related hedge arrangements entered into either with SG or any third party in relation to any risk related to a transaction financed by SG under the Facility whether such hedge is entered into on an exchange or over-the-counter; and
(f) things in action which may give rise to any debt, revenue or claim under or pursuant to any of the property described in 2(B)(a), (b), (c), (d) and (e) above, together with the full benefit of any guarantee, security or other rights relating to any such property including, without limitation, reservations of proprietary rights, rights of tracing, unpaid vendors liens and associated rights.
     (C) Pledge of Cash

The Customer hereby undertakes to grant to SG from time to time pledges of cash under French law (“Gage-Espèces”) which Gage-Espèces shall be subject to the following terms:
(a) all sums remitted by the Customer to SG as Gage-Espèces shall be deposited upon the specific written instructions of the Customer on an account opened by SG in its own name and identified as “Compte de Gage-Espèces référence [Customer]” (the “Gage-Espèces Account”) and all amounts standing to the credit of this account (together the “Gage-Espèces Amount”) shall be the property of SG from the time such amount is credited to the Gage-Espèces Account. Accordingly, the Customer shall have no right to dispose of, or grant any charge or lien or otherwise encumber any of the Gage-Espèces Amount;
(b) the Customer shall be compensated for any Gage-Espèces by the payment by SG of an amount equal to the Gage-Espèces Amount multiplied by a rate per annum determined by SG which shall not be less than one month LIBID for the currency of the deposit minus 1.25 per cent per annum. Unless otherwise specifically agreed, such compensation shall be credited by SG monthly to such account of the Customer as the Customer may designate from time to time;
(c) the Customer hereby irrevocably authorises SG upon any payment being due in respect of any of the Secured Liabilities to apply by way of set-off the Gage-Espèces Amount to repayment of such obligation. SG shall promptly notify the Customer of the exercise of such right, specifying the amount thereof and describing the Secured Liability which has been discharged;
(d) the Gage-Espèces Amount shall fluctuate from time to time during the term of the Facility by the transfer by the Customer to the Gage-Espèces Account of new cash as new transactions are entered into by SG with the Customer in accordance with the terms of the Facility Letter and by the release of cash by SG to the Customer if at any time the Gage-Espèces Amount exceeds of the sum of amounts of Gage-Espèces from time to time agreed between the Customer and SG pursuant to current outstanding transactions; and
(e) upon termination of the Facility Letter and full discharge of all Secured Obligations to the satisfaction of SG, SG shall transfer the Gage-Espèces Amount if any to such account of the Customer as the Customer may designate.
2. Warranties and Undertakings of the Customer
(i) The Customer hereby warrants that:
(a) it has the right to pledge the Pledged Goods and the Pledged Documents, to assign the Assigned Rights to SG and to create any Gage-Espèces;

(b) the Pledged Goods, the Pledged Documents, the Gage-Espèces Amount and the Assigned Rights are and will remain free from any other mortgage, pledge, charge, lien or encumbrance of any kind and any other third party rights whatsoever;
(c) this Security Deed constitutes its legal, valid, binding and enforceable obligations effective in accordance with its terms;
(d) this Security Deed does not and will not conflict with or result in any breach or constitute a default under any agreement, instrument or obligation to which the Customer is a party or by which it is bound; and
(e) all necessary authorisations and consents to enable or entitle it to enter into this Security Deed have been obtained and will remain in full force and effect at all times during the subsistence of the Secured Liabilities.
(ii) The Customer undertakes:
(a) to pay all freight, warehouse charges, rent and all other costs of transportation and storage of the Pledged Goods. The Customer shall, if so required by SG, institute proceedings against any third party responsible for the storage or carriage of any Pledged Goods in the event of any breach or default by such third party in respect of its obligations to the Customer;
(b) to keep the Pledged Goods insured in their full value against all usual risks and against such other risks and contingencies and with such insurer as SG may from time to time specify or approve and, if so required by SG, procure that the interest of SG is endorsed on the policy. The Customer will pay to SG all sums received under such insurances or otherwise in respect of any loss or damage of the Pledged Goods. The Customer shall hold the policies of such insurance and proof of payment of the current premiums on behalf of SG and deliver the same to SG on demand. If the Customer fails to perform its obligations under this Clause, the Customer agrees that SG may, without further reference to the Customer, insure such Pledged Goods or pay such amounts, and any expenditure so incurred by SG shall be for the account of the Customer;
(c) upon the request of SG, to procure that the Pledged Goods are stored separately and segregated from other goods;
(d) to permit, or procure permission for, SG or its agents or nominees to inspect any Pledged Goods;
(e) upon the request of SG, to endorse or otherwise transfer or assign the Pledge Documents in favour of SG or notify any issuer of any warrant or warehouse certificate or receipt of the interest of SG in the goods or rights represented thereby;
(f) on request by SG, (i) to give notice of the charge hereby created to any person obliged (contingently or otherwise) to make payment to the Customer of any Assigned Rights and (ii) to give instructions to such person to pay such Assigned Rights directly to SG by credit to such account as SG may nominate and (iii) to execute a “bordereau

Dailly” or complete any such other formality or document as may be desirable under the relevant applicable law for perfection of the rights of SG in respect of this Security Deed;
(g) to collect the Assigned Rights in a proper and efficient manner in the ordinary course of business, and will pay the proceeds thereof into such account as SG may direct;
(h) to perform its obligations under all contracts creating or relating to any Assigned Rights and it will notify SG of any breach of the terms of any such contract by any of the parties thereto; and
(i) to provide such information relating to the Assigned Rights and take such action with respect thereto as SG may reasonably require.
3. Agency
(i) Where any Pledged Goods or Pledged Documents have been received by or released to the Customer (whether against a trust receipt or for the purposes of sale of such goods or otherwise), the Customer will take delivery and hold to the order of SG such goods or documents as agent for and on behalf of SG but on terms that the Customer bears the entire risk and expense in relation to the same.
(ii) If any of the Pledged Goods are sold before full and complete payment of the relevant amount due under the Facility, the Customer declares that the proceeds of such sales shall be received and held by the Customer for and on behalf of SG as its agent. The Customer agrees to pay such proceeds to SG as and when received by the Customer in order that such proceeds may be applied in payment of the relevant outstanding under the Facility.
(iii) Should any of Pledged Goods or Pledged Documents be delivered to any purchaser without previous payment, the rights of the Customer against such purchaser shall be assigned to SG in accordance with the terms of Clause 1(B) of this Security Agreement.
4. Further Assurance
The Customer shall if required by SG (a) execute, sign and deliver all transfers, endorsements, notices and other documents which SG may from time to time require for constituting or perfecting any Security Interest or for vesting in SG of title to any of the Pledged Goods, the Pledged Documents, the Gage-Espèces Amount or the Assigned Rights or for facilitating the delivery of the same to SG or its nominees or any purchaser and (b) do all such other acts and things as may be necessary or expedient for effecting any sale or other disposition which SG may make in respect of all or any of the Pledged Goods, the Pledged Documents, the Gage-Espèces Amount or the Assigned Rights.

5. Powers of Bank
(i) The Customer hereby irrevocably appoints SG its true and lawful attorney to give notices, to demand, receive and enforce payments and to endorse instruments, give receipts and releases and to sue for monies payable to the Customer.
(ii) SG may, at any time, [with 48 hours notice] [SG to advise], but without additional authority from the Customer or any other person, sell, assign, transfer, negotiate or otherwise dispose of the Pledged Documents or the Pledged Goods or the Assigned Rights at such times, in such manner and generally on such terms and conditions and for such consideration as SG may think fit. After payment of all costs, expenses, charges, commissions including any freight and insurance costs, the net proceeds of such disposal shall be applied by SG towards the discharge of the Secured Liabilities in such order as SG may from time to time conclusively determine. Any such disposal shall be without prejudice to the right of recourse of SG against the Customer for any deficit arising from the application of the proceeds of disposal to the Secured Liabilities. Any surplus monies (if any) following such disposal and application shall belong to the Customer.
(iii) In exercising the power of sale or disposal as aforesaid, SG shall not in any way be responsible for any loss occasioned thereby howsoever arising. SG shall not to be liable to account as a mortgagee in possession or for default by any warehouse keeper, broker, auctioneer or other person employed in connection with the said goods or the sale or other disposal thereof or for any neglect default loss or damage in connection with any Pledged Goods or Pledged Documents.
6. Miscellaneous
(i) SG may at any time and in its absolute discretion exercise any of the powers conferred upon it by this letter but it shall have no responsibility to the Customer on account of the exercise or non-exercise of any such powers or the timing thereof.
(ii) The rights of SG under this Security Deed shall be continuing security for the payment of the Secured Liabilities and not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing (actually or contingently).
(iii) The security granted by the Customer to SG under this Security Deed is in addition to and shall be without prejudice to any other lien, right of retention, set-off or combination of accounts or other right which SG may otherwise have against the Customer arising whether by contract, law or statute. The rights, powers and remedies provided in this Security Deed are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise.
(iv) The rights of SG hereunder will inure to the benefit of its successors and assigns.

(v) The rights and obligations of SG hereunder may be sold, assigned, transferred or otherwise disposed of by SG in whole or in part without the consent of the Customer and SG shall inform the Customer in writing following such assignment, transfer or novation. The Customer may not sell, assign, transfer or otherwise dispose of any of its rights or obligations under this Deed without the prior written consent of SG.
(vi) The Customer shall release, waive and indemnify SG against all losses, costs, damages, expenses, claim and demands (including, without limitation, any indirect or consequential loss, loss or damage suffered as a result of an action brought by a third party) arising out of anything that may be done by SG pursuant to this Security Deed, except in the case of gross negligence or wilful misconduct on the part of SG.
(vii) No failure on the part of SG to exercise, or delay on its part in exercising, any of its rights, powers and remedies provided by this Security Deed or by law shall operate as a waiver thereof. No single or partial waiver of any of such rights preclude any further or other exercise of such right nor the exercise of any other right.
(viii) No amendments or waiver of any provision of this Security Deed and no consent to any departure by the Customer therefrom shall in any event be effective unless the same shall be in writing and signed or approved in writing by SG. Any such waiver or consent if given shall be effective only in the specific instance and for the specific purpose for which it is given.
(ix) Every provision contained in this Security Deed shall be severable and distinct from every other such provision. If at any time any provision is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.
(x) Neither the Customer nor SG intend that any term under this Deed should, by virtue of the Contracts (Rights of Third Parties) Act 1999, confer any rights or benefit on or be enforceable by any other person.
7. Law
Without prejudice to any relevant local law applicable in relation to the constitution or perfection of the rights described hereunder, the parties agree that this Security Deed is governed by and construed in accordance with English law.
IN WITNESS whereof the Customer has caused this letter to be executed as a deed the day and year below written.

EXECUTED as a DEED by ________	)
for and on behalf of	)
CHS EUROPE SA	)

(Authorised Signatory)

(Authorised Signatory)

EXECUTED as a DEED by ________	)
for and on behalf of	)
Société Générale	)

(Authorised Signatory)

PLEDGE AGREEMENT FOR
COMMODITIES IN CIRCULATION
OF 26 June 2008
BETWEEN
LIMITED LIABILITY COMPANY
CHS UKRAINE
AS PLEDGOR
and
SOCIÉTÉ GÉNÉRALE
AS PLEDGEE

THIS PLEDGE AGREEMENT FOR COMMODITIES IN CIRCULATION (the “Agreement”) is made on 26 June 2008, by and between the following Parties:
Limited Liability Company “CHS UKRAINE” (the “Pledgor”), a legal entity under the laws of Ukraine with its registered office at 67 Peremogy Avenue, Kiev, 03062, Ukraine, registration number 35704808, represented by General Director [ ] acting pursuant to its constituent documents; and
SOCIÉTÉ GÉNÉRALE (the “Pledgee”), a French banking société anonyme, with a share capital of EUR 548,431,403.75 and its registered office at 29 boulevard Haussmann, 75009 Paris, France, identification number 552 120 222 RCS Paris (the “Pledgee”), represented by [ ] acting pursuant to its constituent documents.
RECITALS:
(A) CHS Europe SA, as Customer, and the Pledgee, as Lender have entered into the Uncommitted Trade Finance Facility Letter of [ ] 2008 (the “Facility Letter”) and Standard Terms for Uncommitted Trade Finance Facility, pursuant to which the Pledgee has agreed to make available to CHS Europe SA an uncommitted trade finance facility (the “Facility”) in the aggregate maximum principal amount of USD 60,000,000 (US Dollars sixty million) for the purpose of financing of general commodities trading activity of the Pledgor.
(B) Inventory financing sub-limit under the Facility Letter is up to USD 20,000,000 (US Dollars twenty million), which includes (i) preshipment inventory financing in Russia and Ukraine that shall be used for advances and overdrafts for a maximum duration of 180 days and (ii) presold inventory financing at destination (EMEA region) to be used for advances and overdrafts and for a maximum duration of 180 days.
(C) The Pledgor is a Ukrainian subsidiary of CHS Europe SA. The Pledgor undertakes to act as a property surety in relation to the Facility as defined in Article 11 of the Law of Ukraine “On Pledge”.
(D) The Pledgor and the Pledgee accordingly wish to enter into this Agreement on the terms set forth below.
IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION
1.1. Definitions
In this Agreement:
“Commodities” means grain commodities more specifically defined in attachments according to Schedule 2 to this Agreement and stored at the approved warehouses listed in Schedule 1 to this Agreement, which constitute an integral part of this Agreement.
“Hryvna” means the lawful currency of Ukraine.
“Secured Claims” means all present and future obligations, liabilities and claims (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of CHS Europe SA to the Pledgee under the Facility Letter, including, without limitation, the obligation of CHS Europe SA to pay the principal amount due in respect of the Facility and accrued interest thereon.
“Security Period” means the period beginning on the date of this Agreement and ending on the date on which either:
(i) all Secured Claims have been unconditionally and irrevocably paid and discharged in full; or
(ii) this Agreement has been terminated by mutual agreement of the Parties.
1.2. Interpretation
(a) In this Agreement, unless the contrary intention appears, a reference to:
(i) an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;
(ii) an “authorisation” includes an authorisation, consent, approval, resolution, licence, permit, exemption, filing or registration; and
(iii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, unless otherwise specified) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(iv) a provision of law is a reference to that provision as amended or re-enacted;

(v) a Clause, Paragraph or a Schedule is a reference to a clause or paragraph of, or a schedule to, this Agreement;
(vi) a document is a reference to that document as amended from time to time; and
(vii) a time of day is a reference to Paris time.
(b) Save as expressly defined herein, capitalised terms defined in the Facility Letter shall have the same meanings in this Agreement.
(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
1.3. Currency Conversion
Where, at any time, an amount in Dollars falls to be converted into an amount in Hryvna (or vice versa), the applicable rate of exchange for such conversion shall be the official rate of exchange for the conversion of Dollars into Hryvna (or vice versa) determined by the National Bank of Ukraine for the date of such conversion.
2. SECURITY
2.1. Creation of Security
(a) The Pledgor hereby pledges the Commodities to the Pledgee as security for the prompt and complete payment and performance of the Secured Claims.
(b) The Secured Claims shall be discharged upon their irrevocable payment in full to the Pledgee.
(c) The Commodities remain in the ownership and possession of the Pledgor until the moment of delivery to consumers under respective sales contracts entered into between the Pledgor and consumers (“Sales Contracts”), and the Pledgor may dispose of the Commodities in accordance with the provisions of such Sales Contracts.
(d) The security created by this Agreement is a first ranking security. The Pledgor hereby grants to the Pledgee the right to levy execution upon the Commodities and to receive preferential satisfaction from the value of the Commodities before other creditors of the Pledgor according to the applicable legislation.

2.2. Times and Location of Pledge
(a) The Commodities shall be pledged to the Pledgee on the terms and conditions of this Agreement at all times during the period up to, and including, the time when the Commodities are delivered to the consumers pursuant to the Sales Contracts.
(b) The Parties agree that during the period described in sub-clause (a) above the Commodities may be located at the approved warehouses in Ukraine. The list of approved warehouses for storage of the Commodities is shown in Schedule 1 to this Agreement, which constitutes its integral part.
(c) The Pledgor shall submit to the Pledgee monthly reports specifying the warehouses that accepted the Commodities for storage, description of the Commodities and other information as shown in Schedule 2. The Pledgee shall countersign a copy of the report and return a copy of the countersigned report to the Pledgor. Once the report is so signed by authorised representatives of both Parties, such notice shall be deemed an integral part of this Agreement.
3. PRESERVATION OF SECURITY
During the Security Period, the pledge constituted by this Agreement shall be a continuing security and shall only be terminated on the satisfaction of all the Secured Claims and the termination in full of the obligations of CHS Europe SA (whether actual or contingent) under the Facility Letter, and shall not be satisfied by any intermediate or partial discharge or payment of the Secured Claims.
4. REPRESENTATIONS AND WARRANTIES
4.1. Representations and Warranties
The Pledgor makes the representations and warranties to the Pledgee:
(a) the Pledgor is the existing sole owner of the Commodities and the Commodities are to be paid for in accordance with the terms of the relevant Sales Contracts;
(b) to the best of Pledgor’s knowledge, there subsists no breach of any law which affects or might affect the value of the Commodities;
(c) there are no covenants, agreements, stipulations, reservations, conditions, interest, rights or other matters whatsoever affecting the Commodities other than the pledge created by this Agreement; and
(d) the Pledgor has been paying and will continue to pay in full all taxes with respect to the Commodities.
4.2. Times for Making Representations and Warranties
The representations and warranties set out in Clause 4.1 are made on the date of this Agreement and are deemed to be repeated by the Pledgor on the date of each request for an advance under the Facility Letter, each advance date and the first day of each interest period with reference to the facts and circumstances then existing.
5. UNDERTAKINGS
5.1. Duration
The undertakings in this Clause 5 remain in force throughout the Security Period.
5.2. Other Encumbrances
The Pledgor shall not grant or allow to exist any security over the Commodities other than the pledge over the Commodities created under this Agreement.
5.3. Access
The Pledgor shall permit the Pledgee and any person nominated by it at all reasonable times to view the state of any of the Commodities.
5.4. Power to Remedy
In case of failure by the Pledgor to perform any term of any agreement relating to the Commodities, and to which the Pledgor is a party, the Pledgor hereby permits the Pledgee or its agents and contractors to take any action as the Pledgee may reasonably consider necessary or desirable to prevent or remedy any breach of any such term (including exercising the Pledgor’s rights).
5.5. Disposal of Pledged Commodities
The Pledgor shall give two (2) calendar days notice to the Pledgee of its intention to sell or otherwise dispose of any Commodities during the Security Period. No such disposal of the Commodities by the Pledgor shall take place except with the prior written consent of the Pledgee.

5.6. Restoration of the Lost or Damaged Commodities
If during the Security Period the Commodities (or any part thereof) are lost or damaged, or if the Pledgor’s title thereto is terminated on grounds provided for by law, the Pledgor shall immediately notify the Pledgee thereof in writing and within a time period agreed with the Pledgee, restore or replace the Commodities or part thereof with other Commodities of equal value. If such replacement or restoration of the Commodities or part thereof is impossible within the time period agreed with the Pledgee, the Pledgor shall provide other security, satisfactory to the Pledgee, in relation to the Secured Claims.
6. DEALINGS WITH PROPERTY
(a) The Pledgee may, but shall not be obliged to, take any steps necessary to preserve the Commodities or any part thereof.
(b) At all times during the Security Period, the Pledgor shall only:
(i) be entitled to deal with the whole or any part of the Commodities; or
(ii) assign, transfer, novate or otherwise dispose of all or any part of its rights, title or interest in or to the Commodities, only to the extent that such dealing, assignment, transfer, novation or other disposal is not in breach of the terms of this Agreement.
(c) The Pledgor shall remain solely and fully liable under or in respect of the Sales Contracts to which it is a party to perform all the obligations and to pay all losses, costs, expenses, taxes and damages arising in connection with the Commodities or any part thereof.
(d) Unless and until an Event of Default occurs the Pledgor shall be entitled:
(i) to receive all interest and income from use of the Commodities subject to the provisions of this Agreement;
(ii) to possess and use the Commodities and to exercise any other rights attached to any part of the Commodities but only in a manner consistent with the terms of this Agreement; and
(iii) to retain use, possession and control of the

Commodities in any lawful manner consistent with this Agreement.
7. INSURANCE
Throughout the Security Period, the Pledgor shall maintain insurance in respect of the Commodities. The Pledgor shall ensure that the Pledgee is named as loss payee under the Pledgor’s insurance policies. All insurances shall be with reputable independent insurance companies or underwriters.
8. LEVY OF EXECUTION
(a) If an Event of Default has occurred and is continuing, the security constituted by this Agreement shall become enforceable, and the Pledgee shall be entitled to enforce all or any part of the security in any manner it sees fit with or without judicial procedure or arbitration including, without limitation:
(i) settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating in any way to any part of the Commodities;
(ii) levy execution against any or all of the Commodities, and bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any part of the Commodities which may seem to it to be expedient and execute releases or other discharges in relation thereto;
(iii) take possession of all or any part of the Commodities, sell all or any part of the Commodities in any manner permitted by law (including by way of public sale or auction);
(iv) give valid receipts for all moneys payable to the Pledgor in respect of any part of the Commodities;
(v) apply for and maintain any regulatory permission, consent or licence;
(vi) execute and do all such other acts, deeds and things as the Pledgee may consider reasonably necessary or desirable for or in relation to any of the purposes set out in this Paragraph (a), which are permitted under applicable Ukrainian law; and
(vii) collect, recover or compromise and give good

discharge for any moneys payable to the Pledgor in respect of any part of the Commodities.
(b) If the proceeds received by the Pledgee from the sale of the Commodities or otherwise exceed the amount of the Secured Claims, the excess shall be returned to the Pledgor within five (5) business days of receipt. Determination by the Pledgee of the amount of such excess shall be prima facie evidence of such amount.
9. NO LIABILITY
The Pledgee shall have no liability towards the Pledgor in respect of any cost, claim, expense, damage, loss or liability (a “Loss”) arising from, any action taken by the Pledgee (or failure to act) in accordance with the provisions of this Agreement or pursuant to any rights or powers conferred upon the Pledgee by this Agreement, except where such Loss arises from the gross negligence or wilful misconduct of the Pledgee.
10. RELEASE
Upon the expiry of the Security Period the Pledgee shall release to the Pledgor all the rights, title and interest of the Pledgor in the relevant Commodities and give such instructions and directions as the Pledgor may reasonably require in order to perfect such release.
11. FURTHER ASSURANCE
The Pledgor shall from time to time upon the request of the Pledgee promptly, at its own expense, execute and deliver any and all such further agreements, documents and instruments, and take such further actions, which are reasonably contemplated by this Agreement.
12. ENTIRE AGREEMENT
This Agreement shall constitute the entire agreement between the Pledgor and the Pledgee and supersedes all previous agreements and understandings between the Pledgee and the Pledgor with respect to the same subject matter.
13. APPLICATION OF PROCEEDS
Any moneys received by the Pledgee after this Agreement has become enforceable shall be applied for payment of Secured Claims.

14. AMENDMENTS AND WAIVERS
14.1. Procedure
Any term of this Agreement may be amended or waived only by an instrument in writing signed by the Parties thereto.
14.2. Waivers and Remedies Cumulative
The rights of the Pledgee under this Agreement:
(a) may be exercised as often as necessary;
(b) are cumulative and do not exclude any of its rights under the laws of any jurisdiction; and
(c) may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.
15. NOTICES
15.1. Giving of Notices
All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:
(a) if by letter, when delivered personally or on actual receipt; and
(b) if by facsimile, when received in legible form.
However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day.
15.2. Addresses for Notices
(a) The postal address and facsimile number of the Pledgor are:
CHS UKRAINE
67 Peremogy Avenue
03062 Kiev Ukraine
Tel.: 380 44 537 35 98

Fax: 380 44 241 92 16
or such other as the Pledgor may notify to the Pledgee by not less than 5 business days’ notice.
(b) The address and facsimile of the Pledgee:
SOCIÉTÉ GÉNÉRALE
29 boulevard Haussmann
75009 Paris
France
Telephone:
Fax:
or such other as the Pledgee may notify to the Pledgor by not less than 5 business days’ notice.
16. LANGUAGE
(a) Any notice given under or in connection with this Agreement shall be in English.
(b) All other documents provided under or in connection with this Agreement shall be:
(i) in English; or
(ii) if not in English, accompanied by a certified English translation (except as otherwise agreed by the Pledgee) and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
17. PROCEEDINGS
The Pledgor hereby consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
18. SUCCESSORS AND ASSIGNS
The Pledgor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement without the prior written consent of the Pledgee.
19. SEVERABILITY
If any provision of this Agreement is or becomes

illegal, invalid or unenforceable in any jurisdiction in relation to any party hereto, that shall not affect the validity or enforceability:
(a) in that jurisdiction of any other provision of this Agreement; or
(b) in other jurisdictions of that or any other provision of this Agreement.
20. LAW AND DISPUTE RESOLUTION
20.1. This Agreement is governed by, and shall be construed in accordance with, the laws of Ukraine.
20.2. Any dispute arising out of this Agreement or in connection with this Agreement shall be referred for consideration and final settlement to the International Commercial Arbitration Court at the Ukrainian Chamber of Commerce and Industry. The parties agree that as to the consideration and settlement of the dispute the Rules of the International Commercial Arbitration Court at the Ukrainian Chamber of Commerce and Industry shall apply. The Arbitration Court shall be composed of three arbitrators. Place of the Arbitration Court meeting shall be Kyiv, Ukraine. Language of the Arbitration Court proceedings shall be English.
21. REGISTRATION
This Agreement shall be registered with the State Register of Ukraine of Encumbrances of Movable Properties.
IN WITNESS WHEREOF the parties have duly executed this Agreement in 2 signed originals on the date first written above, each of which will be considered to be an original but all of which shall together constitute one and the same Agreement.

SCHEDULE 1
LIST OF APPROVED WAREHOUSES

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

	Poltava Region

1	LLC Agrofirma	20	village Pogreby, Zhovtneva str, 104, Globunskij region

2	LLC Burat	100	36007, Birjuzova str 43a, Poltava

3	OJSC Gadjackyj Elevator	100	37300, Gadjach, Lenina str 75

4	CJSC Globynskyj elevator	70	39000,Globyne, Lenina str. 47, 39140, Nova Galewina, Zhovtneva str 84

5	OJSC Grebinkivskij MKZ	15	37400,Grebinka, provylok Pyrjatynskuyj 52

6	LLC Elevator “Chysta Krunucja”	100	39341,Novosanzhens kuyj region, Rudenkivska,Mira str14

7	LLC Inter — Agro	20	36034,Poltava, Lyvarna str 4a, 39000, Poltavska obl., Globyne,Marksa str 65a, 37400, Grebinka, prov. Pyrjatynskyij48

8	LLC Kobeljaky Hlibprodykt	142	39237, Kobeljackij region, Butenki, Poltavska str 67

9	CSSC Lazirkivski elevator	30	37710, Orzhyckij region, Lazirky,Lenina str 79

10	CJSC Mirgorodskij Elevator	120	37600, Poltavska obl., Myrgorod, Petrivska str 15,38100, V. Baganchanskij region, v. Gogolevo, Gogolja str 50, 38300, Shyshackij region, v. Sagajdak,Fedorenko str 96

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

11	LLC Mirgorodskij elevator MKZ	16	36700, Myrgorod, Khorolska str 44

12	LLC Nauka — Elevator	8	39500,Poltavska obl., Karlivka, Ogorodnaja str 1v, 37710,Poltavska obl., orzhyckij region, lazirky, Voroshylova str 1

13	PC agrofirm“Podoljaka”	10

14	LLC Poltava — Sad	10	38672, v.Tereshky, Shevchenko str 3a

15	OJSC Poltavska XPP	100	36009, Poltava, Rybchanska str 31, 38413, Poltavska obl., Reshetylivskij region, Zhovtneve, Elevatorna str 15, 39500,Poltavska obl., Karlivka, Zavodska str 1a

16	Poltavskij KXP	10	36022, Poltava, Lenina str 69

17	LLC Posullja	10	37552, Lubenskyj region, v. Zasullja, Komsomolska str 127

18	CJSC Semenivskij elevator	25	38200,Poltavska obl., v.Semenivka, Lenina str 3, 37800, Poltavska obl., Khorol, Vokzalna str 1

	Dnepropetrovsk region

19	ACTI Novomukolayivskij elevator	20	51653, Verkhnjodniprovskyij rejion, v. Novomykolayivkam, Suvorova str 1

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

20	LLC AJAKS	100

21	LLC Bozhedarivskij elevator	40	52323, dnipropetrovska obl., Krynychanskyj region, Schorsk, Vykonkomivska str 1

22	LLC Greynfild-A	20	52433, Solonjanskyj region, v. Elizarovo, Pryvokzalna 1

23	PC “Intertreyid”, AF	12	52532,Synelnykivskyj region, v. Rozdory, Zaliznychna 4

24	LLC Oril’skij obednanij elevator	50	Novomoskovsryj region, Pereschepino, Vatytina str 11

25	LLC “Olimpeks—Agro”	16	51230,Novomoskovskyj rejion, v. Kilchen, Pryvokzalna 1

26	LLC Pavlogradzernoprodukt	20	51327, Juryivskyj region, v. Varvarivka, Prystanciyina

27	CJSC Pererobnuk	10	53003, Kryvorizkyj region, v Kolomiytceve.

28	OJSC Pjatikhatskij elevator	70	52100, Pjatykhatky, Klymenka str 1

	Sumy region

29	OJSC Bilovodskij KKHP	30	42070, Romenskyj region, Bilovod, Bilovodska str 2

30	CJSC Vorozhbjanskij KKHP	30	41811, Bilopilskyj region, Vorozhba, Novikova str 15

31	LLC Dubovjazivskij elevator	20	41655, Konotopskyj region, v. Dubovjazivka, Trudova str 48

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

32	OJSC Kirikivska KHPP	20	42831, Veluko — Pusarivskyjregion, Kyrivka, pr.Pryvokzalnyj str 6

33	LLC Konotopske pidpryjemstvo khliboproduktiv	35	41600, Konotop, Generala Tkhora str 99

34	OJSC Krasnopil’ske KHPP	15	42400, Krasnopillja, Vokzalna str 60

35	OJSC Lebedinske KHPP	40	42200, Lebedyn, Zaliznychna str 46

36	OMHI Agro Trade, LLC	20	41400, Gloukhiv, Indystrialna str 4

37	DP Okhtirskiy KKHP	15	42700, Okhtyrka, Chervonoarmiyjska str 11

38	LLC Poltavapromservis	10	42600,Trostjanec, Gryshyna str 26a

39	CJSC Rayz	25	42305,Sumskyj region, village Stepanivka

40	DP Khlibna baza №82	50	41812, Bilopilskyj region, Vorozhba, Peremogy str 19

	Cherkassy Oblast

41	LLC Victorivske	60	20144 Victorivka, Kosmodemianska str 3, 36, Mankivsky region

42	OJSC Gladkovshinske HPP	30	197000, Gladkovshina, Zolotonosha region

43	LLC Zernogor	33	195000, Gorodiche sity, Industrialna street, 12

44	OJSC Zhazhkovski elevator	100	192000, Zhazhkiv city, Mira street, 1

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

45	Lebedinski semzavod	30	Lebedin, Shpolyanskiy region, Zavodska street, 17

46	Tagancha HPP	34	09724, Ivanivka, Boguslavskiy, Kiyev region, Zaliznichna,1

47	Monastiriche HPP	30	19133, Satanivka, Monastirishchivskiy region, Franka street, 19

48	Serdiykivske HPP	30	20705, Smelianskiy region, Serdukivka

49	LLC Zernotorgivelna compania “Khors”	35,6	Drabovo Bariatinske, Drabovskiy region

50	Katerinopolski KHP	85,5	Erki Katerinopolskiy region, Lenina street, 47

51	DP Zlatodar	161,1	19700, Zolotonosha, Shevchenko street, 47

	Kharkov Oblast

52	CJSC «Vodyanske khlibopriymalne pidpriyemstvo»	20	62053, Kharkivska oblast, Krasnokutskiy region, Vodiane village, Pidlisna street 2

53	CJSC «Kolomakske khlibopriymalne pidpriyemstvo»	35	63131, Kharkivska oblast, Kolomakskiy region, Shelestove village, Sverdlova str. 1

54	CJSC «Kovyagivskiy kombinat khliboproductiv»	40,7	63021, Kharkivska oblast, Valkivskiy region, Kovyagi, Privikzalna str. 1

55	CJSC «Zolochivske khlibopriymalne pidpriyemstvo»	36	62200, Kharkivska obl., Zolochivskiy region, Zolochiv, provulok Bogdana Khmelnitskogo 5

56	LLC Novovodolazhske HPP	10	63200, Kharkivska obl., Vodolaga, Privokzalna str. 3

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

57	CJSC Bliznyukivskiy KHP	35	64801, Kharkivska obl., Bliznyukivskiy region, Bliznyuki, Komsomolska str. 11

58	CJSC Likhachivskiy HPP	45	64100, Kharkivska oblast, Pervomayskiy region, Pervomaysk, Mira str. 43

59	CJSC Bogodukhivske HPP	37	62102, Kharkivska oblast, Bogodukhivskiy region, Bogodukhiv, PR Slobodka str. 69

60	CJSC Kigichivske HPP	32	64003, Kharkivska obl., Kigichivskiy region, Kigichivka, Sadova str. 19

61	CJSC Gutyanskiy elevator	50	62132, Kharkivska obl., Bogodukhivskiy region, Gubarivka village, Gutyanska str. 91-A

62	CJSC Lozovske HPP	40	64600, Kharkivska oblast, Lozovskiy region, Lozova, Krasnoarmeyska str. 50

63	CJSC Velikoburlutske HPP	45	Kharkivska obl., Velikoburlutskiy region, Velikiy Burluk, Sverdlova 6

64	CJSC Shevchenkivskiy KHP	38,8	63600, Kharkivska obl., Shevchenkivsky region, Shevchenkove, Kirova str. 1

65	OJSC «Balakleyivske khlibopriymalne pidpriyemstvo»	35	64200, Kharkivska oblast, Balakleyivskiy region, Balakleya, Vtorchermetovska str. 1

	Vinnitsa Oblast

66	Barskoye HPP	33.0	Bar, Vokzalna str.26

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

67	LLC Bershadskyi KHP (Florino)	88.3	Bershadskyi region, Florino,Kolhozna str.1.

68	LLC Bershadskyi KHP (Dzhulinka)	20.0	Bershadskyi region, Dzulinka, 60-richya Zhovtnya str.1

69	LLC Reg Vin-Agroresurs	20.0	Bershadskyi region, Dzulinka, 60-richya Zhovtnya str.2

70	LLC Vapnyarskiy Elevator	102.0	Tomashpolskiy region, Vapnyarka, Gagarina str.6

71	LLC Lui Dreifus Commodities Ltd (Gaysinskyi silo)	80.0	Gaisyn, Stantsiyna str.2

72	LLC Khlib Zhmerynshiny	55.8	Zhmerinka, Barlyaeva, 2

73	LLC Kalynovske HPP	79.0	Kalynovka, Kotsyubynskogo str.33

74	LLC Karolynskyi Elevator	31.0	Nemyrovskyi region, Karolina

75	OJSC Vinnytsya HP	55.7	Kazatin, Dovzhenko str, 93

76	CJSC Kotyuzhanske zerno	43.4	Kurylovetskyi region, Obukhiv, Zaliznychna,12

77	LLC Kryzhopolskiy Elevator	60.0	Kryzhopol, Sovetska str.6

78	OJSC Kublychskyi HPP	52.0	Teplitskyi region, Kulich, Zaliznychna,12

79	LLC Lipovetskyi Elevator	51.0	Lipovetskiy region, Lipovets,18

80	OJSC Oratovske HPP	26.0	Oratov, Privokzalna str.1

81	CJSC Agrofirma Myriv	25.0	Nemirov, Lenina str.244

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

82	LLC Lui Dreifus Commodities Ltd (Rahnyanskyi silo)	166.9	Shargorodskiy region, Rakhny Lisovyiye, Mira str.40

83	DP OJSC Vinnytsya HP	69.1	Pogrebische, Privokzalna str.47

84	LLC RegVinInvest	45.0	Trostyanets, Pervomayska str.1

85	OJSC Khmelnykskyi Elevator	65.0	Khmelnik, Poryka str.26

86	DP Podylske boroshno OJSC Kontsern Khleboprodukt	41.0	Shargorodskyi region, Penkovka, Chapaevska str.1

87	DP Veka Vin Vektor Oil Trade	25.0	Shargorodskyi region, Penkovka, Sovetska str.1AM

	Zhytomyr Oblast

88	OJSC Chudnovske HPP	20.0	Chudnovskyi region, Volshanka, Chudnovska str.1.

89	OJSC Andrushovske HPP	20.0	Andrushovka, Stantsiyna str.20

90	OJSC Popelnyanskyi HPP	20.0	Popelnya, Frunze str.117

	Ternopol Oblast

91	CJSC Mlynivtsi	52.0	Zborovskyi region, Mlynivtsi, Kabarovetska str.10

92	OJSC Lanovetske HPP	31.0	Lanovtsy, Zaliznodorizhna,40

93	LLC Buchachagrokhlebprom	38.0	Buchach, Galytska str.160

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

94	LLC Zbarazhskyi KHP	33.0	Zbarazh, Grushevskogo str, 90

	Khmelnitsky Oblast

95	OJSC Antoniny	20.0	Krasilovskyi region, Kremenchuk, Vokzalna str.1

96	LLC Ecolinia	24.0	Dunayevskyi region, Petrovka, Kutuzova str.33

97	LLC Agrotek-HPP	40.0	Volochyskyi region, Voytovtsy, Sovetska,21

98	LLC Kombikormovyu Zavod	22.0	Starokostyantynov, Vesnyanske shosse, 5

	Kirovograd region

99	LLC Alexandria elevator prom Pantaevka	25,6	28050 Aleksandriyskiy region, Pantaivka, Dzerzhinskogo street 1

100	OJSC Schaslivske	33	28050 Aleksandriyskiy region, Dobronadiyvka, Privokzalna street 55

101	“Kirovodradoliya” elevator #2	105	25013, Kirovograd, Urozhaina street 30

102	AP LLC “Dolinskiy KZ”	19,6	28500 Dolinskiy region, Dolinskaya, Voikova 1

103	OJSC “Ermilivske HPP”	50	26533, Golovanivskiy region, Emilovka, Lenina street 2

104	LLC ACTI Znamenskiy elevator	100	27405 M.Znamianka, Osadtchego 95

105	OJSC Kuntsovskiy elevator	110	28228, Novgorodkivskiy region, Kuntsivka, Privokzalna street 5

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

106	Zlinka DP Khlebnaya baza 78	230	26232, Maloviskivskiy region, Zlinka, Valegina street 1

107	KHP# 2	115	25014, Kirovograd, Prospekt Inzheneriv 2

108	Shestakovske HPP		25014, Kirovograd, Prospekt Inzheneriv 2

109	DP Novo Ukrainske KHP	120	27100, NovoUkrainka, Tchaikivskogo street 28

110	OJSC M.Viskovske HPP	25	26200, Malaya Viska, Zhovtneva street 161a

111	OJSC Novo Mirgorodskiy elevator	135	26000, Novomirgorod, Zaliznichna street 45

112	CJSC “Zernoproduct”	20	27100 NovoUkrainka, Kurchatogo street 36

113	OJSC Yosipivskiy HPP	33	26625, Olshanskiy region, Zaliznitchnoe

114	OJSC Riadovskiy	40	28237, Petrivskiy region, Ryadove, Druzhby street 14

115	Trepovske HPP	30	27400 Znamianskiy region, Kirovogradska 1A

116	OJSC Fundukleevske HPP	30	27300 Alexandrivskyi region, Alexandrivka, Vokzalnaya 3

117	OJSC Tsibulivske HPP	15	27340, Alexandrivskiy region, Mikhailivka, Vokzalna street 18

118	LLC Korolevske HPP	15	28020, Alexandrivskiy region, Gagarina 16

119	LLC UkrAgroKom	55	28043, Aleksandrivskyi region, Golovkivka, Zhovtneva street 1

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

120	Aleksandrivskiy KKZ	3	27300, Aleksandrivka, Lenina street 67/17

121	Agrokontract Pomoshnaya	16	25006, Kirovograd, Shevchenka street 51

122	Krupianoy Dom	16	25014. Kirovograd, Prospekt Inzheneriv 11

123	Orion	3	27100, NovoUkrainskyi region, NovoUkrainka, Kirova 17

	Lugansk region

124	Branch “Bilokukakinskiy silo	71,1	92200, Lugansk obl., Belokurakino, 238 Chapaeva str.

125	LLC Krasnorichenske	40,5	92915, Lugansk obl., Krasnorechenskoe vill, 36 Shevchenko str.

126	Llc “Lutuginskoe Hpp”	23,7	92000, Lugansk obl., Lutugino, 2 Zheleznodorozhnaya str.

127	CJSC SPF “Agroton”	151,2	93500, Lugansk obl., Novoaydar, 42 Oktyabskaya str.

128	CJSC “Popasnaya Agro”	28,2	93301, Lugansk obl., Popasnaya, 11 Chekhova str.

129	DP “Rovenkovskiy KHP”	14	94700, Rovenki, 7 Engelsa str.

130	CJSC “Rubezhnoe Agro”	21,1	93008, Rubezhnoe, 138 Kievskaya str.

131	CJSC “Svatovo Agro”	49,9	92600, Lugansk obl., Svatovo, 24 “50 l. Pobedy” sq.

132	LLC “Dolzhanskiy Silo”	24,6	94806, Lugansk obl., Sverdlovsk, 130 Chaykovskogo str.

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

133	LLC “Agrariy”	24	93720, Lugansk obl., Slavyanoserbskiy rg, Frunze, 51 Internacionalnaya str.

134	Llc “Ogorodnee”	25	93613, Lugansk obl., Stanichno-Luganskiy rg, Petrovka, 18 Centralnaya str.

135	LLC “Olhovskoe”	37,5	93653, Lugansk obl., Stanichno-Luganskiy rg, Olhoviy, 8 Sverdlova str.

136	OJSC “Starobelskiy Silo”	163	92700, Lugansk obl., Starobelsk, 4 “1st May” str.

137	CJSC “Troitskoe Agro”	24	92100, Troitskoe, 85 Chkalova str.

	Zaporozhye Oblast

138	DP “DP Agroservice 2000”	32	Zaporozhye, Zachinyayeva str. 113

139	CJSC Tokmak-Agro	63	Zaporozhye oblast, Tokmak, Shchavy str. 84

140	CJSC Gaychur-Agro	60	Zaporozhye obl., Ternovate, Elevatorna str. 4

141	CJSC Vasilivka-Agro	35	Zaporozhskaya obl., Vasilivka, Marta 8 street

142	JSC Volnyanskiy KHP	40	Zaporozhye obl., Volnyansk, per. Matrosova 22

143	DP Khlibna baza # 74	120	Zaporozhye obl., Tokmakskiy region, Molochansk, Vokzalna str. 125

144	JSC Akimovskiy elvator	100	Zaporozhye obl., Akimovka, Kurortna str. 1

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

145	JSC Verkhnyotokmakskiy KHP	29	Zaporozhye obl., Chernigovskiy region, Verkhniy Tokmak

146	JSC Troyanivskiy elvator	60	Zaporozhye obl, Berdyansky region, Shkolna str. 1

147	JSC Orikhivske HHP	50	Zaporozhye obl., Orekhov, Privokzalna 44

148	JSC Magedivske HPP	26	Zaporozhye obl., Pology region, Magedovo Tsentralnaya str. 24

149	JSC Rosivskiy Elevator	60	Zaporozhye obl., Rozivka, Vokzalna str 72

150	CJSC Belmanka-Agro	25	Zaporozhye obl., Kuybyshevskiy region, Belmanka

151	LLC Primorskiy Agrotehservis	15	Zaporozhye obl., Primorsk, Chapaev str. 8a

	Dnepropetrovsk Oblast

152	CJSC Slavgorod-Agro	35	Dnepropetrovsk obl., Sinelnikovsky region, Slavgorod, Mayska str. 1

153	CJSC Sinelnikovo-Agro	35	Dnepropetrovsk obl., Sinelnikovsky region, Sinelnikovo, per. Uyutniy 10

154	“Nikopilska ZK” LLC	30	Dnepropetrovska obl., Nikopil, pr. Electrometallurgiv provulok 224

155	OJSC Chortomlikske HPP	35	Dnepropetrovsk obl., Nikopilskiy region, Chertomlik

156	Mogilivske HPP LLC	35	Dnepropetrovsk obl., Tsarichanskiy region, Mogilyov, Dniprovska str. 6

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

157	OJSC Rozivsky elevator (Novomoskovsky branch)	40	Dnepropetrovsk obl., Novomoskovsk, Turgeneva str. 12

158	OJSC Rozivsky elevator (Dmitrivsky branch)	35	Dnepropetrovsk region, Petropavlivskiy region, Dmitrivka village

159	OJSC Rozivsky Elevator (Radushnyanskiy branch)	35	Dnepropetrovsk obl, Krivorizhskiy region, Radushne village

	CRIMEA

160	OJSC Dzhankoyskiy Elevator	100	Crimea, Dzhankoy city

161	OJSC Urozhaynensky KHP	150	Crimea, Krasnoperekopskiy region, Urozhayne village

	Kherson Oblast

162	Nikopolska ZK LLC/Kochakrivka branch	35	Kherson obl, berislavsky region, Kochkarivka, Voroshilova str.

163	Nikopolska ZK LLC/Blakitnyansky HPP branch	35	Kherson obl., Blakitne, Zaliznichna str. 5

	Donetsk Oblast

164	Karanskiy branch of OJSC Rozivsky Elevator	30	Donetska Obl., Telmanivskiy region, Andriyivka town

	Nikolaev Oblast

165	OJSC Lyudmilovskiy elevator	91	55423, Bratskiy region, Lyudmilivka station, Vokzalnay 1

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

166	OJSC Yavkinskiy elevator	51	56156, Bashtanskiy region, Dobre, Tsentralna street 1.

167	DP Mikolaivskiy portoviy elevator	69	54002, Mikolayv, Slobidska 122/1

168	OJSC Mikolayvskiy KHP	76.5	54042, Mikolayv, 1 Slobidska 122

169	LLC Novobuzhskiy filial Agroexport Yug	70	55600, Nobiy Bug, Vatytina 1

170	OJSC Trikratskiy KHP	60	56534, Vosnesenskiy region, Trikraty

171	OJSC Varvarivskiy elevator DP Mikolayvskiy elevator	57.8	54036, Mikolayiv, Admirala Makariva 31

172	CJSC Veselinivske ZPP	27,1	57100, Veselinove, Zhovtnevoi Revolutsii 2

173	CJSC Yuzhniy elevator (Snigirivskiy)	70	57300, Snigurivka, Lenin str., 14.

174	OJSC Kamenomostivskiy HPP	70	55232, Pershotravneviy region, Kamianiy Mist, Kosmonavtiv street

175	OJSC Zaselske HPP	40	Zhovtneviy region, Zasilia

176	OJSC Kolosovskiy elevator	53.5	57030, Veselinivskiy region, Kuydrivka

177	LCC Bandurskiy elevator	60	55247, Pershotravneviy region, Bandirka

178	Kazankivskiy elevator OJSC	62	56030, Kazankivskiy region, Kazanka, Zhovtneva, 41.

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

179	Agroexport Yug, Kotliarivska filia LLC	50	57263, Zhovtneviy region, Shevchenkove, Urozhaynaya street 17

180	LLC Golagonivske HPP	18	57372, Snegirivskiy region, Galovanivka, Parovozna 5

	Kherson Oblast

181	OJSC Kalanchakske HPP	100	Khersonskyi region22, Kalanchatskiy raion, Mirne, Elevatorna street 5

182	Robusta-Agro LLC (Brilivskiy elevator)	56.3	75143, Tsuyrupinskiy region, Brilivka, Radianska 64

183	Serogozskiy KHP	84	74721, Nizhneserogozskiy region, Sirogozy

	Odessa Oblast

184	OJSC“Aliyagske HPP”	60	68414,Artsizskiy region, village Novokholmskoye, str.Zernovaya,1

185	OJSC“Artsizske HPP”	50	Artsiz town,str. Chapayeva, 44

186	OJSC“Baltske HPP”	60	Baltskiy Region, village Bilyeno

187	OJSC“Byelgorod-Dnestrovskoyealtskoye KHP”	40	67700, Odesskaya obl., Belgorod-Dnestrovskiy town, str. Odesskoye shosse, 10

188	OJSC“Berezovskiy elevator”	80	67300, Odesskaya obl., Berezovka town, str. Pristantsionnaya, 4

189	“Zherebkovskiy elevator”, LLC	40	Odesskaya obl., Ananiyevskiy Region, village Zherebkovo

190	OJSC“Zaplazskoye HPP”	45	Odesskaya obl., Lyubashovka Region, village Soltanovka

	Warehouse	Storage
№	Name	Capacity	Warehouse Address

191	OJSC“Zatishanskoye HPP”	55	Odesskaya obl., Frunzovskiy Region, village Zatishiye

192	“Dunayzernoexport”, LLC	35	68600, Izmail town, str. Portovaya, 1

193	“Lad”, LLC Kiliya	65	68300, Odesskaya obl., Kiliya town, str. Dzerzhinskogo, 5

194	“Kodimskiy elevator”, LLC		66000, Odesskaya obl., Kodima, str. Dzerzhinskogo, 1

195	“Kulevchanskiy elevator”, LLC	45	Odesskaya obl., Saratskiy Region, village Kolesnoye

196	“Lyubashovskiy elevator”, LLC	110	66500, Odesskaya obl., Lyubashovka town, str. Sportivnaya, 4

197	OJSC“Razdelnyanskij elevator”, LLC	30	Odesskaya obl., Rozdeljnaya town, str. Lenina, 85

198	DP“Khlebnaya baza No. 77” Rotovo	100	67200, Odesskaya obl., Ivanovka town, Rotovskiy elevator

199	OJSC“Chubovskoye zerno”	47	Odesskaya obl., Krasno-Okhyanskij Region, village Chubovka

200	RIVA Holding	45	68600, Izmail town, str. Nakhimova, 112

SCHEDULE 2
REPORT ON STORAGE OF
COMMODITIES
[date]
SOCIÉTÉ GÉNÉRALE
29 boulevard Haussmann
75009 Paris
France
For the attention of: [name]
Re: Pledge Agreement of [date] between Société Générale and CHS Ukraine
Dear Sirs:
In accordance with clause 2.2 of the Pledge Agreement for Commodities in Circulation made on [date] between Société Générale and CHS Ukraine (the “Agreement”), we hereby submit the following information specifying the location and terms of storage of Commodities according to the Agreement:

Warehouse	Warehouse Name	Description of		Term of
Receipt Number	and Address	Commodity	Weight	Storage

Please confirm your approval by respective signing of this notice and returning it to us.
Yours respectfully,
Signed:
Name:
Director of CHS Ukraine
ACKNOWLEDGEMENT
SOCIÉTÉ GÉNÉRALE
This notice is approved by:
Signed:
Name:
Position:

SIGNATURE PAGE
This Agreement is signed by the following Parties:

The Pledgor
CHS UKRAINE

By:
Title:

The Pledgee
SOCIÉTÉ GÉNÉRALE

By:
Title: